Marpai Launches Marpai Connect Platform to Predict and Help Modify Risk in Healthcare

Marpai Connect proactively matches members to best-in-class value-based providers to improve member health and lower costs for employers

NEW YORK--(BUSINESS WIRE)-- Marpai, Inc. ("Marpai" or the "Company") (Nasdaq: MRAI), an artificial intelligence (AI)-powered healthcare payer transforming self-funded employer health plans, is proud to announce the launch of its innovative platform, Marpai Connect.

Marpai Connect, an AI and data-driven matchmaking platform, actively pairs health plan members with an array of value-based providers. Marpai Connect offers self-insured employers a way to reduce risk and cost associated with their healthcare spending. Marpai Connect will be a core part of Marpai’s offerings within health plans that it manages for self-insured employers. It includes analytics to measure the impact of the value-based solutions over time versus the current trend.

Marpai also intends to offer Marpai Connect to other healthcare payers starting in Q4 of this year.

“We realized that chronic diseases are currently representing 41% of the cost across our book of business”, said Lutz Finger, Marpai’s President of Product and Development. To address those costs, Marpai Connect started to partner with the best value-based solutions for chronic conditions. As of June 2023, Marpai Connect will offer more new vendors.

Edmundo Gonzalez, CEO of Marpai, emphasized, “There are amazing, evidence-based solutions that are very specific to a condition, like diabetes, but our clients need a portfolio of solutions covering all the cost drivers of a health plan. That’s what Marpai Connect delivers.” To monitor the cost drivers, Marpai Connect has created a new AI driven forecasting solution so that Marpai Connect clients can keep track of the reduction of cost.

The cornerstone of Marpai Connect's distinctive approach is its use of advanced deep learning technologies, which enable the proactive identification and outreach of health plan members in need. "Marpai Connect is not just about reporting cost trends, rather we're helping plan members improve their health and this leads to savings for employers," asserted Mr. Gonzalez.

Marpai Connect aims to create more quality life years for its members. “We have ambitious plans”, said Mr. Finger. "We aim to grow our value-based-care network to cover more than 15 different disease states."

The launch of Marpai Connect signifies Marpai's dedication to revolutionizing the healthcare industry. By harnessing AI and data, Marpai is transforming the landscape of self-funded health plans, providing a higher quality of care while effectively managing costs.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is an AI-powered Third Party Administrator (TPA) delivering health plan administration and services to employers that directly pay for employee health benefits (self-funded employer health plans). As a technology innovator in the $22 billion TPA sector representing over $1 trillion in annual claims, Marpai includes services beyond traditional TPA services that improve health plan value to members, and significantly reduce medical and pharmaceutical costs for members and the plan. By leveraging AI and big data, Marpai proactively enables early clinical interventions by proven value-based care providers that can mitigate and reverse costly conditions and avoid costly care. Marpai also helps members fill gaps in annual care and guides them to high-value in-network providers and affordable pharmacy solutions. Operating nationwide, Marpai offers access to provider networks including Aetna and Cigna and delivers all standard TPA services.

For more information, visit www.marpaihealth.com or https://ir.marpaihealth.com for investors.

Forward-Looking Statement Disclaimer
This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding revenues, employee lives and cash. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "guidance," "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. For example, the Company is using forward looking statements when it discusses the potential benefits from the use of its Marpai Connect platform, that it intends to offer Marpai Connect to other healthcare payers starting in the fourth quarter of 2023, the belief that the results from certain users of the Marpai Connect validate the effectiveness of the program, that it aims to grow its value-based-care network to cover more than 15 different disease states and the potential market size of such opportunity. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings, market changes, and risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Investor Relations Contact:
Simon Li
simonli@marpaihealth.com
(813) 822-3950